Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MCI, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-115305, 333-115307, and 333-115308) on Form S-8 of MCI, Inc. and subsidiaries of our reports dated March 15, 2005, except for paragraphs 8 and 11 of Note 17 as to which the date is June 21, 2005 with respect to the consolidated balance sheets of MCI, Inc. and subsidiaries as of December 31, 2004 and 2003 (Successor Company), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive (loss) income, and cash flows for the years ended December 31, 2004 (Successor Company), 2003 and 2002 (Predecessor Company) (collectively, the Company), management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of the Company.

Our report dated March 15, 2005, except for paragraphs 8 and 11 of Note 17 as to which the date is June 21, 2005 with respect to the consolidated financial statements discussed above, is qualified due to the omission of earnings per share disclosures as required by Statement of Financial Accounting Standard (“SFAS”) No. 128, Earnings Per Share for the years ended December 31, 2003 and 2002 (Predecessor). Our report also contains explanatory paragraphs that describe: the Company’s filing for reorganization under Chapter 11 of the United States Bankruptcy Code discussed in Note 5 to the consolidated financial statements and the Company’s adoption of fresh-start reporting pursuant to the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as of December 31, 2003 as further described in Note 4 to the consolidated financial statements. As a result, the consolidated financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects. In addition, our report indicates that the Company adopted new accounting pronouncements as discussed in Note 2 to the consolidated financial statements as follows: in 2003, SFAS No. 143, Accounting for Asset Retirement Obligations; in 2002, SFAS No. 142, Goodwill and Other Intangible Assets and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Our report dated March 15, 2005, except as to the second, third and fourth paragraphs of Management’s Report on Internal Control over Financial Reporting (as restated), which are as of January 5, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses have been identified and included in management’s assessment related to the accounting for income taxes due to a lack of personnel with adequate expertise in income tax accounting matters, a lack of documentation, insufficient historical analysis and ineffective reconciliation procedures and related to the accounting for FUSF obligations related to insufficient involvement, on a timely basis, of appropriately qualified personnel in determining the extent to which products are subject to FUSF contributions. Because of these deficiencies, there is more than a remote likelihood that a material misstatement in the Company’s annual or interim financial statements due to errors in accounting for income taxes and FUSF obligations could occur and not be prevented or detected by its internal control over financial reporting.

/s/ KPMG LLP

McLean, Virginia

January 5, 2006